As filed with the Securities and Exchange Commission on March 10, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C., 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3040660
State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

15 Elizabeth Drive
Chelmsford, Massachusetts 01824
(Address of Principal Executive Offices)

BROOKS AUTOMATION, INC. DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Edward C. Grady
President and Chief Executive Officer
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, Ma 01824
(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate	Registration
To Be Registered	Registered	Per Share	Offering Price	Fee

Deferred Compensation Obligations(1)	$ 10,000,000	100%	$ 10,000,000(2)	$ 1,177.00

(1) The Deferred Compensation Obligations are unsecured obligations of Brooks Automation, Inc. to pay deferred compensation in the future in accordance with the terms of the Brooks Automation, Inc. Deferred Compensation Plan.

(2) Estimated solely for the purpose of determining the registration fee.

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
BROOKS AUTOMATION, INC. INDEX TO EXHIBITS
Ex-4.1 Deferred Compensation Plan
Ex-5.1 Opinion & Consent of Brown Rudnick Berlack Israels LLP
Ex-23.1 Consent of PricewaterhouseCoopers LLP
Ex-4.1 Deferred Compensation Plan
Ex-5.1 Opinion & Consent of Brown Rudnick Berlack Israels LLP
Ex-23.1 Consent of PricewaterhouseCoopers LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by Brooks Automation, Inc. (the “Registrant”) are incorporated by reference into this Registration Statement:

(1) The Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

(2) The Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004.

(3) The Proxy Statement dated January 6, 2005 for the Annual Meeting of Stockholders held on February 17, 2005.

(4) The Current Reports on Form 8-K filed with the Commission on December 28, 2004, February 1, 2005 and February 23, 2005.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The Deferred Compensation Obligations (the “Obligations”) represent the Registrant’s unsecured general obligations to pay deferred compensation pursuant to the Brooks Automation, Inc. Deferred Compensation Plan (the “Plan”). The Obligations rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, and are payable from the general assets of the Registrant. The Obligations are effectively subordinated to the Registrant’s secured indebtedness, to the extent of the value of the collateral securing such indebtedness and will be effectively subordinated in right of payment to all liabilities of its subsidiaries. Certain employees of the Registrant are eligible to participate in the Plan. The Plan allows eligible employee participants to annually defer up to 90% of their base salary, up to 100% of their annual bonus amount and up to 100% of any compensation received in the form of commissions. Participants may also elect to defer an additional amount of base salary equal to the amount of any refund such employee may receive under the Registrant’s 401(k) plan during the year. Pursuant to the Plan, the Registrant has the discretion to make additional contributions to the accounts of Plan participants. The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan.

     Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds. The balance in each deferred compensation account is adjusted to reflect the rate of return, positive or negative, based upon the actual investment performance of the investment funds selected by the participant as if amounts credited to the account had actually been invested in the investment funds, net of certain asset based charges. Participants will have no ownership interest in any investment fund and the Registrant is under no obligation to invest any portion of the Obligations in any of the funds to which the Obligations are indexed.

     Amounts deferred may be distributed, as more specifically described in the Plan, during the participant’s employment or in connection with a change in control of the Registrant or the participant’s retirement, disability, death or other termination of employment. The Plan provides for payment in a lump sum or, in certain circumstances, in annual installments, as elected by the participant.

     The Obligations are unfunded bookkeeping accounts, the returns on which are measured by the performance of the benchmark investment funds. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, and are therefore subject to the risks of the Company’s insolvency. Participants cannot sell, assign, transfer, pledge or otherwise encumber any Obligation.

     In general, the Company reserves the right to amend or terminate the Plan at any time.

     The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company.

Item 5. Interests of Named Experts and Counsel.

     The validity of the Obligations has been passed upon for the Registrant by Messrs. Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, Massachusetts 02111.

Item 6. Indemnification of Directors and Officers.

     Article Ninth of the Registrant’s Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the Delaware General Corporation law. Article VII of the Registrant’s Bylaws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the Corporation if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation law. Section 145 further provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. The Registrant may also enter into similar agreements with certain of its officers who are not also directors. The effect of these provisions is to permit indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended. The Registrant also maintains directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Brooks Automation, Inc. Deferred Compensation Plan

5.1	Opinion of Brown Rudnick Berlack Israels LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on the 10th day of March, 2005.

BROOKS AUTOMATION, INC.

By:	/s/ Edward C. Grady
Edward C. Grady
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Edward C. Grady and Thomas S. Grilk, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Edward C. Grady	Director, President and Chief	March 10, 2005
Edward C. Grady	Executive Officer (Principal Executive Officer)

/s/ Robert W. Woodbury, Jr.	Senior Vice President and Chief
Robert W. Woodbury, Jr.	Financial Officer (Principal Financial and Accounting Officer)	March 10, 2005

/s/ Robert J. Therrien	Director and Chairman	March 10, 2005
Robert J. Therrien

	Director	March 10, 2005
Roger D. Emerick

/s/Amin J. Khoury	Director	March 10, 2005
Amin J. Khoury

/s/ A. Clinton Allen	Director	March 10, 2005
A. Clinton Allen

/s/ Joseph R. Martin	Director	March 10, 2005
Joseph R. Martin

/s/ John K. McGillicuddy	Director	March 10, 2005
John K. McGillicuddy

BROOKS AUTOMATION, INC.
INDEX TO EXHIBITS

Exhibit	Description

4.1	Brooks Automation, Inc. Deferred Compensation Plan

5.1	Opinion of Brown Rudnick Berlack Israels LLP

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page).